                                                                   EXHIBIT 10.27

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                 PACKETEER, INC.

                           P ACQUISITION CORPORATION,

                                   MENTAT INC.

                                       AND

                       CERTAIN SHAREHOLDERS OF MENTAT INC.

                                December 21, 2004

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                                TABLE OF CONTENTS

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1.  Definitions.................................................................       1

2.  The Merger..................................................................       8

    2.1   The Merger............................................................       8

    2.2   Closing; Effective Time...............................................       9

    2.3   Effect of the Merger..................................................       9

    2.4   Articles of Incorporation; Bylaws.....................................       9

    2.5   Directors and Officers................................................       9

    2.6   Effect on Capital Stock...............................................       9

    2.7   Surrender of Certificates.............................................      12

    2.8   No Further Ownership Rights in Target Common Stock....................      13

    2.9   Lost, Stolen or Destroyed Certificates................................      14

    2.10  Taking of Necessary Action; Further Action............................      14

3.  Representations and Warranties of Target....................................      14

    3.1   Authority.............................................................      14

    3.2   Corporate Existence of Target.........................................      15

    3.3   Capital Stock.........................................................      15

    3.4   No Conflicts..........................................................      15

    3.5   Governmental Approvals and Filings....................................      16

    3.6   Financial Statements and Condition; Absence of Changes................      16

    3.7   Taxes.................................................................      18

    3.8   Legal Proceedings.....................................................      19

    3.9   Compliance With Laws and Orders.......................................      19

    3.10  Restrictions on Business Activities...................................      19

    3.11  Employees.............................................................      19

    3.12  Target Employee Benefit Plans.........................................      20

    3.13  Real Property.........................................................      23

    3.14  Adequacy of Assets....................................................      24

    3.15  Tangible Personal Property............................................      24

    3.16  Intellectual Property Rights..........................................      24

    3.17  Privacy Policies......................................................      27
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                                   (continued)

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    3.18  Contracts.............................................................      27

    3.19  Permits and/or Approvals..............................................      28

    3.20  Affiliate Transactions................................................      28

    3.21  Minute Books..........................................................      29

    3.22  Complete Copies of Materials..........................................      29

    3.23  Environmental Matters.................................................      29

    3.24  Accounts Receivable; Inventory........................................      29

    3.25  Customers and Suppliers...............................................      30

    3.26  Insurance.............................................................      30

    3.27  Disclosure............................................................      30

    3.28  Product Liability Claims..............................................      30

    3.29  Brokers; Finders......................................................      30

    3.30  Questionable Payments.................................................      31

    3.31  Compliance with United States Customs Regulations.....................      31

4.  Representations and Warranties of Acquiror and Merger Sub...................      31

    4.1   Corporate Existence of Acquiror.......................................      31

    4.2   Authority.............................................................      31

    4.3   No Conflicts..........................................................      32

    4.4   Governmental Approvals and Filings....................................      32

    4.5   Interim Operations of Merger Sub......................................      32

    4.6   Legal Proceedings.....................................................      32

    4.7   SEC Filings...........................................................      32

    4.8   Compliance With Laws..................................................      33

    4.9   Disclosure............................................................      33

5.  Target Covenants; Conduct Prior to the Effective Time.......................      33

    5.1   Regulatory and Other Approvals........................................      33

    5.2   Investigation by Acquiror.............................................      34

    5.3   Conduct of Business...................................................      34

    5.4   Certain Restrictions..................................................      34

    5.5   Litigation............................................................      35
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                                TABLE OF CONTENTS
                                   (continued)

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    5.6   Insurance.............................................................      36

    5.7   Exclusivity...........................................................      36

    5.8   Termination of 401(k) Plan............................................      36

    5.9   Approval of Shareholders..............................................      36

    5.10  Restricted Shares.....................................................      36

    5.11  Fulfillment of Conditions.............................................      36

6.  Acquiror Covenants..........................................................      37

    6.1   Regulatory and Other Approvals........................................      37

    6.2   Fulfillment of Conditions.............................................      37

    6.3   Sale of Purchaser Stock...............................................      37

7.  Conditions to the Merger....................................................      38

    7.1   Obligations of the Parties............................................      38

    7.2   Obligations of Acquiror and Merger Sub................................      39

    7.3   Obligations of Target.................................................      41

8.  Termination, Amendment and Waiver...........................................      41

    8.1   Termination...........................................................      41

    8.2   Effect of Termination.................................................      42

9.  Escrow and Indemnification..................................................      42

    9.1   Survival of Representations and Warranties; Indemnification Period....      42

    9.2   Indemnification by Target.............................................      43

    9.3   Limitation of Target' Liability.......................................      43

    9.4   Escrow Period.........................................................      43

    9.5   Defense of Third Party Claims.........................................      44

    9.6   Shareholders' Agent...................................................      44

10. Tax Matters.................................................................      46

    10.1  Section 338 Election..................................................      46

    10.2  Returns; Indemnification; Liability for Taxes.........................      46

    10.3  Refunds and Credits...................................................      47

    10.4  Conduct of Audits and Other Procedural Matters........................      48

    10.5  Assistance and Cooperation............................................      48

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                                       iii
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                                   (continued)
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    10.6  FIRPTA Certificate....................................................      49

11. General Provisions..........................................................      49

    11.1  Notices...............................................................      49

    11.2  Entire Agreement......................................................      50

    11.3  Expenses..............................................................      50

    11.4  Public Announcements..................................................      50

    11.5  Confidentiality.......................................................      51

    11.6  Further Assurances; Post-Closing Cooperation..........................      51

    11.7  Waiver................................................................      52

    11.8  Amendment.............................................................      52

    11.9  No Third Party Beneficiary............................................      52

    11.10 No Assignment; Binding Effect.........................................      52

    11.11 Invalid Provisions....................................................      52

    11.12 Governing Law.........................................................      52

    11.13 Counterparts..........................................................      53

    11.14 Construction..........................................................      53
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                                       iv

                                LIST OF EXHIBITS

Exhibit A  Agreement of Merger

Exhibit B  Escrow Agreement

Exhibit C  Opinion of Target Counsel

Exhibit D  Opinion of Acquiror Counsel

                      AGREEMENT AND PLAN OF REORGANIZATION

      This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of December 21, 2004 by and among Packeteer, Inc., a Delaware corporation ("Acquiror"), P Acquisition Corporation, a California corporation ("Merger Sub") and wholly owned subsidiary of Acquiror, Mentat Inc., a California corporation ("Target"), and, with respect to Sections 2.7(f), 9, 10 and 11 only, the shareholders of Target identified on the signature page hereto (the "Principal Shareholders").

                                    RECITALS

      A The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

      B     Pursuant to the Merger, among other things, the outstanding shares of Target Common Stock, shall be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth herein.

      C     Target, Acquiror and Merger Sub desire to make certain
representations and warranties and other agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

      1.    Definitions.

                  (a) Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "Acquiror" has the meaning assigned in the first paragraph of this Agreement.

      "Acquiror Common Stock" means shares of Acquiror's Common Stock, par value $0.001 per share.

      "Acquiror Indemnified Parties" has the meaning assigned in Section 9.2.

      "Acquiror Losses" has the meaning assigned in Section 9.2

      "Acquiror SEC Filings" has the meaning assigned in Section 4.7

      "Acquiror's Knowledge" means that Acquiror shall be deemed to have knowledge of a particular fact or other matter if an executive officer of Acquiror or an employee of Acquiror actively involved in the transactions contemplated by this Agreement has or at any time had knowledge of such fact or matter.

      "Acquisition Allocation Schedule" has the meaning assigned in Section 10.1(b).

      "Actions" or "Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

      "Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

      "Agreement of Merger" has the meaning assigned in Section 2.1.

      "Ancillary Agreements" means the Agreement of Merger, the Shareholder Agreements, the Escrow Agreement and the Offer Letters.

      "Average Closing Price" the average of the last reported sales prices of Acquiror Common Stock for the 10 trading days immediately preceding the Effective Time.

      "Balance Sheet" has the meaning assigned in Section 3.6(a).

      "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California.

      "CA Corp. Tax" has the meaning assigned in Section 10.2(b).

      "California Law" has the meaning assigned in Section 2.1.

      "CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.

      "Certificates" has the meaning assigned in Section 2.7(a).

      "Closing" has the meaning assigned in Section 2.2.

      Closing Balance Sheet" means the balance sheet of the Target, prepared in accordance with GAAP, dated as of the Closing Date.

      "Closing Date" has the meaning set forth in Section 2.2.

      "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Commercially Available Intellectual Property" means software, tools or other Intellectual Property that is made generally commercially available pursuant to shrinkwrap or other nonexclusive licenses and has an individual acquisition cost of ten thousand dollars ($10,000.00) or less; provided that Commercially Available Intellectual Property shall not include any of the foregoing that are incorporated into Target's products.

      "Common Stock" has the meaning assigned in Section 3.3.

      "Contingent Cash Consideration" means up to $1,750,000 payable by Acquiror to the shareholders of Target in accordance with Section 2.7(g).

      "Contingent Cash Payment" that amount of cash paid by Sun Microsystems, Inc. ("Sun") to Acquiror or Surviving Corporation with respect to Target accounts receivable outstanding as of the Closing.

      "Contract" means any written or oral contract, agreement or understanding between two or more parties.

      "Disclosure Schedule" has the meaning assigned in the forepart of
Section 3.

      "Dissenting Shares" has the meaning set forth in Section 2.6(f).

      "Dissenting Shareholder" has the meaning set forth in Section 2.6(f).

      "Effective Time" has the meaning set forth in Section 2.2.

      "Election" has the meaning assigned in Section 10.1(a).

      "Encumbrances" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, option, right of first refusal, restriction of any kind, or any conditional sale contract, title retention contract or other Contract to give any of the foregoing.

      "Environmental Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind in favor of any Governmental or Regulatory Authority for: (i) any liability under any Environmental Law; or (ii) damages arising from, or costs incurred by such Governmental or Regulatory Authority in response to, a release or threatened release of a Hazardous Material into the environment.

      "Environmental Laws" means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including, without limitation, CERCLA and RCRA.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "ERISA Affiliate" has the meaning assigned in Section 3.12(a).

      "Escrow Agent" means U.S. Bank, National Association.

      "Escrow Agreement" means the Escrow Agreement substantially in the form of Exhibit B hereto among Acquiror, Shareholders' Agent and the Escrow Agent.

      "Escrow Amount" means an amount equal to Two Million Dollars ($2,000,000).

      "Escrow Funds" means the aggregate of the Escrow Amount, plus interest accumulated thereon, as adjusted for any deliveries of such monies made pursuant to the terms of the Escrow Agreement.

      "Escrow Period" has the meaning assigned in Section 9.4.

      "Escrow Termination Date" has the meaning assigned in Section 9.1.

      "Financial Statement Date" means October 31, 2004.

      "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

      "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

      "Hazardous Material" means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," "infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant," "contaminant" or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term "Hazardous Materials" shall include without limitation any "hazardous substances" as defined, listed, designated or regulated under CERCLA, any "hazardous wastes" or "solid wastes" as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

      "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

      "Initial Cash Consideration" means an amount equal to Sixteen Million Five Hundred Thousand Dollars ($16,500,000).

      "Indebtedness" of any person means all obligations of such person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other person.

      "Intellectual Property" means any and all of the following and all rights in, arising out of, or associated therewith throughout the world including any registrations or applications therefor: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, schematics, technology, process and manufacturing information, research and development data, technical data and customer lists, and all documentation relating to any of the foregoing;
(iii) all United States and foreign copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto; (iv) all United States and foreign mask works, mask work registrations and applications therefor; (v) all United States and foreign industrial designs and any registrations and applications therefor; (vi) all United States and foreign trade names, logos, slogans, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; (vii) all databases and data collections and all rights therein; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Internet addresses, sites (and all content contained therein) and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing; and (x) all documentation related to any of the foregoing.

      "IRS" means the United States Internal Revenue Service.

      "Knowledge of Target" means, where any representation or warranty contained in this Agreement is expressly qualified by reference to the Knowledge of Target, Target confirms that the members of Target's management have made diligent inquiry as to the matters that are the subject of such representations and warranty. Target shall be deemed to have knowledge of a particular fact or other matter if any of the following employees of Target has or at any time had knowledge of such fact or other matter: Kay Guyer, Jerome Toporek, James Krupp, Marc Hasson, Timothy Hartrick, David Palter and Nancy Burgess.

      "Liabilities" means all Indebtedness, obligations and other liabilities of a person (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, or whether due or to become due).

      "Loss" or "Losses" means any and all damages, fines, penalties, deficiencies, losses, judgments, costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts) and other reasonable expenses of litigation or other proceedings with respect to any claim, default or assessment.

      "Material Adverse Effect" with respect to any person means a material adverse effect on the business, financial condition, assets, properties, operations or results of operations of such person and any subsidiaries of such person taken as a whole.

      "Merger" has the meaning assigned in Recital A.

      "Merger Consideration" shall mean the total cash and number of shares of Acquiror Common Stock issuable pursuant to Section 2.6(a) hereof.

      "Merger Sub" has the meaning assigned in the first paragraph of this Agreement.

      "Offer Letter" means the employment offer letter from Acquiror and accepted by the employees of Target.

      "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

      "Permits and/or Approvals" means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

      "Pre-Closing Period" has the meaning assigned in Section 10.2(a).

      "Principal Shareholders" means Kay Guyer and Jerry Toporek.

      "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as of the date of this Agreement as set forth www.osi.org) or similar licensing or distribution models which requires the distribution of source code to licensees.

      "RCRA" means the federal Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901, et seq., as amended.

      "Representatives" means a party's officers, employees, counsel, accountants, financial advisors, consultants and other representatives.

      "Resellers" has the meaning assigned in Section 3.16(b)(iv).

      "SEC" means the U. S. Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Shareholder Agreements" means the Shareholder Agreements being executed and delivered by the shareholders of Target as of the date of this Agreement.

      "Shareholder" means any shareholder of Target who has executed a Shareholder Agreement.

      "Shareholders' Agent" means Kay Guyer.

      "Surviving Corporation" has the meaning set forth in Section 2.1.

      "Stock Consideration" means that number of shares of Acquiror Common Stock determined by dividing One Million Five Hundred and Fifty-Three Thousand Dollars ($1,553,000) by the Average Closing Price.

      "Straddle Period" has the meaning assigned in Section 10.2(a).

      "Target" has the meaning assigned in the first paragraph of this Agreement.

      "Target Common Stock" means shares of Target's Common Stock, par value $0.001 per share.

      "Target Employee Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, funded or unfunded, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA established by Target or any predecessor or ERISA Affiliate of any of the foregoing which Target maintains, or to which Target contributes or has contributed or under which any employee, officer, former employee or director of Target or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

      "Target Intellectual Property" means any and all Target-Owned Intellectual Property and Target-Licensed Intellectual Property.

      "Target-Licensed Intellectual Property" means any and all Intellectual Property that the Target is licensed to use, other than Target-Owned Intellectual Property and Commercially Available Intellectual Property.

      "Target-Owned Intellectual Property" means any and all Intellectual Property, both registered and unregistered, in any jurisdiction worldwide, that is owned in whole or in part by or is subject to any agreement or other obligation to assign or transfer ownership in whole or in part to or exclusively licensed to the Target, and expressly includes, but is not limited to, the Intellectual Property identified by Section 3.16(a) of the Disclosure Schedule

      "Target Tax Returns" has the meaning assigned in Section 10.2(a).

      "Target's Current Facilities" has the meaning assigned in Section 3.23.

      "Target's Facilities" has the meaning assigned in Section 3.23.

      "Tax Proceedings" has the meaning assigned in Section 10.4.

      "Tax Returns" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including combined or consolidated returns for any group of entities that includes Target.

      "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by a governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any reasonable third party expenses incurred in connection with the determination, settlement or litigation of any tax liability.

      "Third Party" means any person (including, but not limited to, a Governmental or Regulatory Authority) not an Affiliate of the other referenced person or persons.

      "Third-Party Claim" has the meaning assigned in Section 9.5(a).

      "Transaction Expenses" means any and all legal, accounting, financial advisory, investment banking, consulting and other advisory fees and expenses of third parties, whether invoiced before or after the Closing, incurred or payable by Target, the Shareholder's Agent or the shareholders of Target in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby.

      "100S Return" has the meaning assigned in Section 10.2(b).

            (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the term "Section" refers to the specified Section of this Agreement; (v) the phrase "ordinary course of business" refers to the business of Target as currently conducted; (vi) whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation;" (vii) the phrase "made available" shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available; (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (ix) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (x) any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect and limitations of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (xi) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      2.    The Merger.

            2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the California Corporations Code

("California Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the "Surviving Corporation").

            2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable, but no later than two (2) Business Days, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 2000 University Avenue, East Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger, together with any required certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such filing being the "Effective Time").

            2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            2.4   Articles of Incorporation; Bylaws.

                  (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall beamended and restated in its entirety to read as provided in Exhibit A to the Agreement of Merger.

                  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

            2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

            2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of the Target Common Stock:

                  (a) Conversion of Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time shall be converted and exchanged, without any action on the part of the holders thereof, into the right to receive: (i) that dollar amount equal to the amount obtained by dividing the Initial Cash Consideration by the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time; (ii) the number of shares equal to the Stock Consideration divided by the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time; and (iii) subject to Section 2.7(g), that dollar amount equal to the amount obtained by dividing the Contingent Cash Consideration by the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

                  (b) Cancellation of Target Common Stock Owned by Acquiror. At the Effective Time, each share of Target Common Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (c) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                  (d) Adjustments to Exchange Ratio. The Stock Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock occurring after the date hereof and prior to the Effective Time.

                  (e) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Closing Price.

                  (f) Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock held by a holder who has demanded and perfected such holder's right for appraisal of such shares in accordance with California Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Common Stock of Target, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror, or as required under the California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Target Common Stock shall receive payment therefore (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such shareholder of a certificate or certificates representing shares of Target Common Stock, the portion of the Merger Consideration to which such shareholder would otherwise be entitled under this Section 2.6 and the Agreement of Merger less the portion of the Merger Consideration allocable to such shareholder that has been deposited in the Escrow Funds in respect of such shares of Target Common Stock pursuant to Section 2.7(f) and Section 9 hereof.

                  (g) Certificate Legends. The shares of Acquiror Common Stock to be issued pursuant to this Section 2.6 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Acquiror Common Stock to be issued pursuant to this Section
2.6 shall bear the following legend:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO TARGET THAT SUCH REGISTRATION IS NOT REQUIRED."

      "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REPURCHASE OPTION IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE, AND OTHER RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION."

and any legends required by state securities laws.

                  (h) Transaction Expenses. Transaction Expenses. Prior to the Closing, Target shall provide to Acquiror a certificate signed by an officer of Target setting forth the Transaction Expenses incurred or otherwise payable with respect to this Agreement and the transactions contemplated hereby, and Target and its legal counsel, auditors, investment bankers and financial advisors shall have confirmed in writing that they have agreed to the amounts set forth in such certificate. Of the Initial Cash Consideration, $230,462.68 shall be withheld by Acquiror and paid by Acquiror to Heller Ehrman White & McAuliffe LLP ($208,462.68) and Good Swartz Brown & Berns LLP ($22,000.00) in payment of the unpaid Transaction Expenses. Such reduction shall be applied pro rata to the shareholders of Target in proportion to the number of shares of Target Common Stock held by each. In addition, Acquiror shall pay $455,449.88 to Seven Hills Partners LLC in payment of its fee, provided that the foregoing amount shall not be withheld from the Initial Cash Consideration.

                  (i) Options. Any outstanding options to purchase Target Common Stock shall terminate as of the Effective Time and will not be assumed as a result of the Merger.

            2.7   Surrender of Certificates.

                  (a) Acquiror to Provide Common Stock and Cash. At the Effective Time, each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Target Common Stock (the "Certificates"), whose shares were converted into the right to receive Merger Consideration (and cash in lieu of fractional shares) pursuant to
Section 2.6, shall deliver to Acquiror (i) a letter of transmittal (the form of which has been provided by Acquiror to each such individual prior to Closing); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to Acquiror, together with such letter of transmittal and other documents specified in the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and following the Effective Time, the holder of such Certificate shall be entitled to receive in exchange therefor such shareholder's pro rata portion of: (i) the Initial Cash Consideration (which shall be wired upon confirmation of the acceptance of the Agreement of Merger for filing or, if too late in the day for a wire to be processed, at the beginning of the next Business Day); (ii) the Contingent Cash Consideration (which shall be paid in accordance with Section 2.7(g) below); (iii) the Stock Consideration (which shall be issued promptly following the Effective Time); (iv) any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(b); and (v) cash (without interest) in respect of fractional shares as provided in
Section 2.6(e), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of (i) the right to receive an amount of Initial Cash Consideration into which such shares of Target Common Stock shall have been converted; (ii) the right to receive an amount of Contingent Cash Consideration into which such shares of Target Common Stock shall have been converted and
(iii) the number of full shares of Acquiror Common Stock into which such shares of Target Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.6.

                  (b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 2.7(b)) with respect to such shares of Acquiror Common Stock.

                  (c) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Common Stock thereafter on the records of Target. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                  (d) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the Acquiror, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

                  (f) Escrow. Within one (1) Business Day after the Effective Time, and subject to and in accordance with the provisions of Section 9 hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Section 9 hereof) the Escrow Amount. Such amount shall be deducted from the Initial Cash Consideration payable to the Principal Shareholders in the amounts specified in the Escrow Agreement. Such monies shall be beneficially owned by the Principal Shareholders and shall be held in escrow and shall be available to compensate Acquiror for certain damages as provided in Section 9. To the extent not used for such purposes, such Escrow Funds shall be released, all as provided in Section 9 and the Escrow Agreement.

                  (g) Contingent Cash Consideration. Within ten (10) Business Days after receipt by Acquiror or the Surviving Corporation from Sun of all or any portion of the Contingent Cash Payment, Acquiror shall distribute the amount received to the former shareholders of Target. Such amounts shall be paid in proportion to the number of shares of Target Common Stock held by each such former shareholder as of the Effective Time. The Shareholders' Agent, on behalf of the former shareholders of Target, shall have the right, exercisable on not less than ten (10) business days written notice (and not more than one time within any twelve month period), to examine such books, records and accounts of Acquiror as reasonably necessary to verify the accuracy of any payments made pursuant to this Section. Acquiror agrees to pursue the Contingent Cash Payment consistent with its customary practices in the ordinary course of business; provided that any reasonable out-of-pocket expenses incurred by Acquiror in such pursuit shall reduce the Contingent Cash consideration payable by Acquiror dollar for dollar. Notwithstanding the foregoing, no further payments shall be due under this Section after the earlier of (i) an aggregate of $1,750,000 (less any costs of collection as provided for in the immediately prior sentence) in payments have been made or (ii) two years following the Closing Date.

            2.8 No Further Ownership Rights in Target Common Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

            2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to Section 2.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

            2.10 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      3. Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this
Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror and Merger Sub on the date hereof referring to the representations and warranties in this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Disclosure Schedule shall qualify only the corresponding subsection in this
Section 3 (except to the extent disclosure in any numbered and lettered section of the Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Disclosure Schedule or to the extent that it is readily apparent from such disclosure that the information is clearly applicable to such other sections of the Disclosure Schedule or such other representations and warranties).

            3.1 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target subject only to the approval of the Merger by Target's shareholders. The affirmative vote of the holders of a majority of the shares of Target's Common Stock outstanding on the record date for the Written Consent of Shareholders relating to this Agreement is the only vote of the holders of any of Target's Capital Stock necessary under California Law to approve this Agreement and the transactions contemplated hereby. The Board of Directors of Target has unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders; and (c) recommended that the shareholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity.

            3.2 Corporate Existence of Target. Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to conduct its business as now conducted and as proposed to be conducted, and to own, use and lease its assets and properties. Target is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties or the conduct of its business makes such qualification, licensing or admission necessary. Target has delivered a true and correct copy of the articles of incorporation and bylaws of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its articles of incorporation or bylaws. Target has no subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            3.3 Capital Stock. The authorized capital stock of Target consists of ten million (10,000,000) shares of Target Common Stock, of which two million two hundred eighty five thousand (2,285,000) will be issued and outstanding immediately prior to the Closing (the "Common Stock"). A true and correct list of all holders of the Common Stock as of the date hereof is set forth in Section
3.3 of the Disclosure Schedule. All of the Common Stock is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding options, warrants or other rights to purchase shares of Target's capital stock or any securities exchangeable or convertible into or exercisable for shares of Target's capital stock. At the Closing, the Common Stock shall constitute all of the issued and outstanding capital stock of Target. Neither Target, nor, to the Knowledge of Target, any shareholder of Target, is a party to, or bound by, any agreement, instrument or understanding restricting or contemplating the restriction of the transfer of any shares of the capital stock of Target. There are no voting trusts or other agreements or understandings to which Target, or to the Knowledge of Target, any of Target's shareholders, is a party with respect to the voting, purchase or sale of the capital stock of Target. All shares of Common Stock and rights to acquire Common Stock were issued in compliance with applicable federal and state securities laws.

            3.4 No Conflicts. The execution and delivery by Target of this Agreement does not, and the execution and delivery by Target of this Agreement and the Agreement of Merger, the performance by Target of its obligations under this Agreement and the Agreement of

Merger and the consummation of the transactions contemplated hereby and thereby will not: (a) subject to obtaining the consents, approvals and actions, making the filings and giving the notices described in Section 3.5, conflict with or result in a violation or breach of any law or Order applicable to Target, or any of its assets and properties; or (b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Target to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon Target or any of its assets and properties under any agreement to which Target is a party or by which any of its respective assets or properties is bound.

            3.5 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Target is required in connection with the due execution, delivery or performance of this Agreement or the Agreement of Merger or the consummation of the transactions contemplated hereby or thereby or the continuation by Target of its business as presently conducted as a consequence of the Closing, except for the filing of the Agreement of Merger with the Secretary of State of the State of California.

            3.6   Financial Statements and Condition; Absence of Changes.

                  (a) Schedule 3.6(a) of the Disclosure Schedule sets forth copies of the unaudited balance sheet of Target as of October 31, 2004 (the "Balance Sheet") and the income statement for the ten month period then ended and the balance sheet of Target at December 31, 2003 and the related income statement for the twelve month period then ended, each together with, a true and correct copy of the audit report related thereto. Except as set forth in the notes thereto, all such financial statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of Target as of the respective dates thereof and for the respective periods covered thereby.

                  (b) Target has no Liabilities, except for (i) Liabilities set forth on the face of the Balance Sheet (or which are disclosed in the footnotes thereto), (ii) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business and which are not required to be disclosed pursuant to the terms of Section 3.6(d) hereof and (iii) payment or performance obligations arising out of contracts and agreements to which Target is a party and which are disclosed pursuant to Section 3.18 hereof or are not required to be disclosed pursuant to the terms of Section 3.18 hereof.

                  (c) Target maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that
(i) transactions are executed with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of Target and to maintain accountability for assets; (iii) access to Target's assets is permitted only in accordance with management's authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Target is not party to or otherwise involved in any "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K under the Securities Exchange Act).

                  (d)   Since the Financial Statement Date:

                        (i) Target has not (i) amended, or agreed to amend, its articles of incorporation or bylaws, (ii) merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other person, or (iii) except as reasonably required in connection with the transactions contemplated by this Agreement or as described elsewhere in this Agreement, changed, or agreed to change, in any material manner the character of its business;

                        (ii) Target has conducted its business only in the usual and ordinary course and in accordance with past practices;

                        (iii) there has been no change (or series of changes, casualty or otherwise) in the business, condition (financial or otherwise), results of operations, assets, Liabilities or earnings of Target, other than changes arising in the ordinary course of business consistent with past practice and experience, none of which changes, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on Target;

                        (iv) Target has not made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any business of its employees, nor has Target made any accrual for or commitment or agreement to make or pay the same, nor any payment or commitment to pay any severance or termination pay to any of the business of its employees;

                        (v) Target has not suffered any strike or other labor trouble, and Target has not entered into any agreement or negotiation with any labor union or other collective bargaining representative of any business of its employees;

                        (vi) to the Knowledge of Target, there has been no change or any threat of any change, in any of Target's relations with, or any loss of or threat of loss of, any of the suppliers, distributors or customers of its business, or any decrease or limitation, of any such supplier's provision of services, supplies or materials to Target or any such customer's usage or purchase of services or products of Target;

                        (vii) there has been no change in the method of accounting or keeping of books of account or accounting practices with respect to Target;

                        (viii) Target has not waived, or agreed to waive, any right of material value with respect to Target, or any of its assets or properties;

                        (ix) Target has not changed, or agreed to change, any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales, returns or budget policies or practices;

                        (x) except in the ordinary course of business or as otherwise permitted or required by this Agreement, Target has not (i) entered into, or agreed to enter into, any lease (as lessor or lessee) or any license (as licensee or licensor) on behalf of Target, (ii) sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of the assets or properties of Target; or
(iii) waived or relinquished any other rights of value;

                        (xi) Target has not granted or suffered, or agreed to grant or suffer, any Encumbrance on any assets or stock of Target;

                        (xii) except as provided herein, Target has not entered into or amended, or agreed to enter into or amend, any contract or other agreement by or to which Target is bound or subject, pursuant to which it agrees to indemnify any party on behalf of Target or pursuant to which it agrees to refrain from competing with any party;

                        (xiii) Target has not, except in the ordinary course of business, incurred or assumed, or agreed to incur or assume, any Liability (whether or not currently due and payable);

                        (xiv) Target has not terminated, or agreed to terminate, or failed to renew or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract, license or Permit and/or Approval;

                        (xv) no pre-existing or continuing Environmental Encumbrances which would be required to be reflected on the balance sheet of Target have arisen; and

                        (xvi) Target has not entered into, or agreed to enter into, any transaction out of the ordinary course of business or where the same could reasonably be expected to have a Material Adverse Effect on Target.

                  (e) As of the Effective Time, the amount of Target's cash in excess of total liabilities, each as determined in accordance with GAAP, is not less than $450,000.

            3.7 Taxes. Target has filed or caused to be filed all Tax Returns required to be filed by or on behalf of it under applicable law, and such Tax Returns are true and correct in all material respects. Target has, within the time and in the manner prescribed by law, paid directly or indirectly (and until the Closing will pay directly or indirectly within the time and in the manner prescribed by law) all Taxes that are due and payable by or on behalf of it. To the Knowledge of Target, except as set forth on Section 3.7 of the Disclosure Schedule, no examination of any Tax Return is underway as of the date of this Agreement. There are no outstanding (a) powers of attorney granted by Target concerning any Tax matter, (b) agreements or waivers extending the statutory period of limitation applicable to any Tax Return of Target, (c) agreements entered into with any taxing authority that would have a material and continuing effect on Target after the Closing Date or (d) Encumbrances (and immediately following the Closing Date there will be no Encumbrances) on the assets of Target relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable. Target is not a party to any Tax allocation or sharing agreement. Target has no liability for the Taxes of any other person other than Target under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Target has not been notified of any request for an audit or other examination of any Tax Return of Target. Target has no liabilities for unpaid Taxes which have not been accrued or reserved against in accordance with GAAP on Target's financial statements, whether asserted or unasserted, contingent or otherwise. Target has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes that would be more likely than not to be sustained if asserted and which, if adversely determined, would result in any Encumbrance on the assets of Target. None of Target's assets are treated as "tax-exempt use property", within the meaning of Section 168(h) of the Code. Target is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code. There is no contract, agreement, plan or arrangement to which Target is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target, individually or collectively, which could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. Target has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and Target will be an S corporation up to and including the day prior to the Closing Date. Target shall not be liable for any Tax under Code Section 1374 in connection with the deemed sale of Target's assets (including the assets of any qualified subchapter S subsidiary) caused by the Election. Target has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which Target's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary. Target has withheld and paid over all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, and has complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes.

            3.8 Legal Proceedings. There are no Orders outstanding and no Actions or Proceedings pending against Target, its business, assets and properties or any of its officers and directors their capacities as such. To the Knowledge of Target, there are no claims, Actions or Proceedings threatened against Target or its business, assets or properties. To the Knowledge of Target, no employee has filed a complaint with any Governmental or Regulatory Authority pertaining to labor or employment matters.

            3.9 Compliance With Laws and Orders. Target is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, Orders, judgments or Permits and/or Approvals, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation regarding the conduct of its business or the ownership or operation of its business.

            3.10 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

            3.11 Employees. Section 3.11 of the Disclosure Schedule lists all Contracts providing for a commitment of employment or consulting services (and provides a description of all such oral agreements) to which Target is a party which either (i) contain severance, bonus or other provisions triggered by the Closing or (ii) contain obligations continuing beyond the

Closing Date, and true, correct and complete copies of all such written agreements have been delivered to Acquiror. In addition, Section 3.11 of the Disclosure Schedule identifies all current employees and consultants of Target, including, without limitation, all officers of Target, and describes the job title of and compensation (including, without limitation, salary, bonuses and perks) payable to, each such individual. None of such employees has indicated to Target present intention to resign or retire, and Target does not have a present intention to terminate the employment of any of them. No employee of Target is in violation of any term of any employment contract (whether written or oral), patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Target or any other party (including prior employers) because of the nature of the business now conducted or now proposed to be conducted by Target. There is no strike, labor dispute or union organization activities pending or, to the Knowledge of Target, threatened, involving Target, or its employees. With respect to all of their employees in the United States, Target has obtained documentation within the initial three days of employment of each employee's identity and eligibility to work in the United States, and no such employees will lose their eligibility to work in the United States for the period of one year following the Closing Date. Section
3.11 of the Disclosure Schedule identifies each of Target's employees in the United States whose eligibility to work in the United States exists pursuant to an issued work permit or visa, and describes the current status of each such individual's immigration status. Target has taken, and will have taken at all times prior to the Closing Date, all steps to perfect each such employee's immigration status. Target is in compliance with all applicable United States and foreign immigration laws with respect to their employees.

            3.12  Target Employee Benefit Plans.

                  (a) Section 3.12 of the Disclosure Schedule contains a complete and accurate list of each Target Employee Plan established, sponsored or maintained by Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), for the benefit of any person who performs or who has performed services for Target or with respect to which Target or ERISA Affiliate has or may have any liability or obligation. There has been no amendment to, written interpretation or announcement by Target or ERISA Affiliate which would increase the expense of maintaining any Target Employee Plan above the level of expense incurred with respect to such Target Employee Plan for the most recent fiscal year included in Target's financial statements. Neither Target nor any ERISA Affiliate has made any plan or commitment to establish or enter into any new Target Employee Plan.

                  (b) Documents. Target has furnished to Acquiror: (i) correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications, including without limitation any notice required under
Section 4980F of the Code and Section 204(h) of ERISA, material to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Target or any ERISA Affiliate, (vii) all correspondence to or from any governmental agency relating to any Target Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (x) all discrimination tests for each Target Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan,
(xii) all HIPAA policies and procedures, privacy notices and business associate agreements to the extent required under HIPAA and (xiv) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan.

                  (c) Compliance. (i) Each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) which are applicable to it, and Target or ERISA Affiliate have performed all obligations required to be performed by them under, are not in default under or violation of and have no knowledge of any default or violation by any other party to, any of Target Employee Plans; (ii) each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either obtained from the IRS a favorable determination, opinion advisory or notification letter, as applicable, to its qualified status under the Code or has applied to, but has not yet received a response from, the IRS for such a determination letter, if applicable, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination, or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and nothing has occurred since the issuance of such letter which could reasonably be expected to cause any such Target Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code; (iii) there has been no "prohibited transaction," within the meaning of Section 4975 of the Code and Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408 of ERISA, with respect to any Target Employee Plan; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA with respect to any of Target Employee Plans; (v) all contributions and other payments required to be made by Target or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions and payments to each Target Employee Plan as applicable for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 or ERISA has occurred; (vii) each Target Employee Plan subject to ERISA, has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan; and

(viii) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of Target is threatened or reasonably anticipated, against or with respect to any such Target Employee Plan, including any audit, inquiry or proceeding by the IRS, United States Department of Labor or any other governmental entity.

                  (d) No Title IV, Multiemployer or Multiple Employer Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or otherwise incurred any obligation or liability (including without limitation, contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or
Section 412 of the Code. Neither Target nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code. Neither Target nor any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

                  (e) No Self-Insured Target Employee Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

                  (f) No Post-Employment Obligations. No Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Target nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

                  (g) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Target Employee Plan, Target has complied with the applicable health care continuation and notice provisions of COBRA and the regulations thereunder, the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, HIPAA, the Cancer Rights Act of 1998, the Newborns' and Mothers' Health Protection Act of 1996, and any similar provisions of state law applicable to employees. To the extent required under HIPAA and the regulations issued thereunder, Target and each ERISA Affiliate has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Neither Target nor any ERISA Affiliate has any unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation.

                  (h) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payments

(including, without limitation, unemployment compensation, golden parachute bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider (other than full or partial vesting as a result of the actions required under the Agreement), (iii) materially increase any benefits otherwise payable by Target or an ERISA Affiliate, or (iv) result in any forgiveness of indebtedness. There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Target or any ERISA Affiliate is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Acquiror or Target (other than ordinary administration expenses typically incurred in a termination event).

                  (i) International Employee Plan. Neither Target nor any ERISA Affiliate currently has or has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any each Target Employee Plan that has been adopted or maintained by Target or any ERISA Affiliate, whether formally or informally or with respect to which Target or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States.

            3.13  Real Property.

                  (a) Section 3.13(a) of the Disclosure Schedule contains a list of (i) each parcel of real property owned by Target, (ii) each parcel of real property leased by Target (as lessor or lessee), and (iii) all Encumbrances (other than Encumbrances that will be removed at or prior to the Closing, or Encumbrances disclosed, or given as security for a monetary Liability shown, on the Balance Sheet) on any parcel of real property referred to in clause (i).

                  (b) Target has, and at the Closing will have, good and marketable title to each parcel of real property described in clause (i) of paragraph (a) above, free and clear of any Encumbrances, other than Encumbrances that will be extinguished prior to the Closing, Encumbrances that will be removed at or prior to the Closing, or Encumbrances disclosed, or given as security for a monetary Liability shown, on the Balance Sheet, and have valid and subsisting leasehold estates in the respective real properties otherwise leased by them as lessee under leases referred to in clause (ii) of paragraph
(a) above free and clear of Encumbrances upon the lessee's interest other than Encumbrances that will be extinguished at or prior to the Closing, or Encumbrances disclosed, or given as security for a monetary Liability shown, on the Balance Sheet. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, and no default has occurred, nor has there occurred any event which with notice, the passage of time, or both, would constitute a default under such lease.

                  (c) To the Knowledge of Target, (i) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any such real property as could, either individually or in the aggregate, have a material effect on the use, development, occupancy or operation thereof as presently contemplated, (ii) there are no natural or artificial conditions upon any such real property or any other facts or conditions which could, in the aggregate, have a material effect on the transferability, financeability, ownership, leasing, use, development, occupancy or operation of any such real property, (iii) there are no parties in possession of any portion of any such real property, whether as tenants, trespassers or otherwise, except Target, (iv) there are no pending or, to the Knowledge of Target, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any material assessment against any such real property, and (v) all utilities required for the conduct of the business as presently conducted are installed and legally available for use at such real property upon payment at market rate consumption charges.

            3.14 Adequacy of Assets. Target has possession of, and right to use, all of the tangible and intangible, real and personal property assets required for the conduct of its business as presently conducted, including, but not limited to, all Intellectual Property rights (except as modified pursuant to Section 3.16).

            3.15 Tangible Personal Property. Target is in possession of and have good title to, or valid leasehold interests in or valid rights to use, all tangible personal property which is used in the business of Target free of Encumbrances other than Encumbrances that will be removed at or prior to the Closing, or Encumbrances disclosed, or given as security for a monetary Liability shown, on the Balance Sheet.

            3.16 Intellectual Property Rights.

                  (a) The Target Intellectual Property includes all tangible and intangible information that is used or currently proposed to be used in the business of Target as currently conducted or as proposed to be conducted.
Section 3.16 of the Disclosure Schedule contains an accurate and complete description of all registered Target-Owned Intellectual Property and common law trademarks that are Target-Owned Intellectual Property.

                  (b)

                        (i) Each item of Target-Owned Intellectual Property is free and clear of any Encumbrances;

                        (ii) Target is the owner of all right, title and interest in or is the exclusive licensee of all Target-Owned Intellectual Property;

                        (iii) Target is the owner of all right, title and interest in, and has good title to, (a) to the Knowledge of Target, all trademarks, service marks and trade names used in connection with the operation or conduct of the business of Target, including the sale of any products or technology or the provision of any services by Target, (b) all copyrighted works that are or are part of Target products, (c) all patents and patent applications of Target Intellectual

Property, and (d) other works of authorship and, to the Knowledge of Target, inventions that Target otherwise purports to own;

                        (iv) Target has not transferred ownership of any right, title or interest in, or granted any license under or right to use or authorized the retention of any rights to use, any Intellectual Property that is or was Target Intellectual Property, to any other person or entity other than (i) nonexclusive customer licenses granted in the ordinary course of business and
(ii) nonexclusive licenses granted to distributors, OEMs and other resellers (collectively, "Resellers") in the ordinary course of business;

                        (v) there are no persons or entities to whom Target has delivered copies of the source code to any Target Intellectual Property, whether under an escrow arrangement or otherwise, or persons or entities who have the right to receive such source code;

                        (vi) all Target Intellectual Property, including any item thereof, is and will be fully transferable, assignable and licensable by or between Target or Acquiror without restriction and without payment of any kind to any third party;

                        (vii) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Target in any Target Intellectual Property;

                        (viii) the consummation of the transactions contemplated by this Agreement will not result in the breach or termination of any license, contract or agreement to which Target is a party respecting any Intellectual Property;

                        (ix) the operation of the business of Target and to the Knowledge of Target does not and will not, when conducted in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property of any person or entity, violate the rights of any person or entity, or constitute unfair competition or trade practices under the laws of any jurisdiction, and Target has not received notice within ten (10) years prior to the Closing Date from any person or entity claiming that such operation or any act, product, process, technology or service (including products, processes, technology or services currently under development) of Target infringes or misappropriates any Intellectual Property of any person or entity or constitutes unfair competition or trade practices under the laws of any jurisdiction or any claim challenging the ownership, validity or effectiveness of any of Target Intellectual Property (nor is Target aware of any basis therefor);

                        (x) to the Knowledge of Target, there are no contracts, licenses or agreements between Target and any other person or entity with respect to Target Intellectual Property under which there is currently pending any dispute regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by Target thereunder;

                        (xi) to the Knowledge of Target, no person or entity (including any employee or former employee of Target) is infringing, misusing or misappropriating any Target Intellectual Property;

                        (xii) no Target-Owned Intellectual Property or product, process, technology or service of Target that is Target-Owned Intellectual Property, and to the Knowledge of Target, no Target-Licensed Intellectual Property or other product, process, technology or service of Target, is subject to any proceeding, lawsuit or action or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the manufacture, use, sale, transfer or licensing by Target of Target Intellectual Property or any product, process, technology or service of Target or may affect the validity, use or enforceability of such Target Intellectual Property, and Target has not, within ten (10) years prior to the Closing Date, received written notice of any claims challenging or questioning the validity or effectiveness of any license or agreement relating to any Target-Licensed Intellectual Property;

                        (xiii) Target has not entered into any agreement or offered to indemnify any other person or entity against any charge of infringement with respect to any Target Intellectual Property other than in connection with nonexclusive customer licenses granted in the ordinary course of business and nonexclusive licenses granted to Resellers in the ordinary course of business;

                        (xiv) Target has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise enforce rights with respect to, any Target-Owned Intellectual Property;

                        (xv) Target has the exclusive right to file, prosecute and maintain all existing applications and registrations with respect to Target-Owned Intellectual Property;

                        (xvi) the ownership of Target by Acquiror upon the Closing will not, as a result of any agreement entered into by Target upon the Closing Date, result in the granting by Acquiror of any Intellectual Property rights of Acquiror (other than Target Intellectual Property rights) to any person or entity;

                        (xvii) Target has filed applications for registration or issuance of Target Intellectual Property listed in Section 3.16(b)(xvii) of the Disclosure Schedule in the jurisdictions set forth thereon and those applications are currently pending, in good standing, and have not been abandoned or withdrawn;

                        (xviii) to the Knowledge of Target, no third party has a reasonable basis for objecting to or opposing any application filed by Target prior to Closing to register any Target Intellectual Property; and

                  (xix) to the Knowledge of Target, all registrations and patents associated with Target Intellectual Property, whether owned by Target or licensed, are valid and subsisting.

                  (c) There are no actions that must be taken by Target within ninety (90) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any registered Target Intellectual Property.

                  (d) In each case in which Target has acquired any Target-Owned Intellectual Property rights from any person, it has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Target-Owned Intellectual Property (including the right to seek past and future damages with respect thereto) to it.

                  (e) Except as set forth in Section 3.16(e) of the Disclosure Schedule, none of the products of Target are, in whole or in part, subject to the provisions of any Public Software or other source code license agreement that (i) requires the distribution of source code in connection with the distribution of or otherwise making available the licensed software in object code form; (ii) prohibits or limits Target from charging a fee or receiving consideration in connection with sublicensing or distributing such licensed software (whether in source code or object code form); or (iii) allows a customer, or requires that a customer have, the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of law.

            3.17 Privacy Policies. Target and its employees, have (i) complied at all times with all applicable privacy laws and regulations and contractual obligations regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information that is, or is capable of being, associated with specific individuals; (ii) complied with Target's privacy policy substantially in the form provided to Acquiror or its counsel with respect to personally identifiable information; and (iii) taken all appropriate and industry standard measures to protect and maintain the confidential nature of any personally identifiable information that Target has collected or otherwise acquired.

            3.18 Contracts.

                  (a) Section 3.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a list of each of the following Contracts to which Target is a party or by which any of their respective assets and properties is bound as of the date of this
Agreement:

                        (i) all Contracts (excluding Target Employee Plans) providing for a commitment of employment or consulting services;

                        (ii) all Contracts with any person containing any provision or covenant prohibiting or limiting the ability of Target to engage in any business activity or compete with any person or prohibiting or limiting the ability of any person to compete with Target;

                        (iii) all partnership or joint venture agreements;

                        (iv) all Contracts relating to Indebtedness;

                        (v) all Contracts providing for (A) the future disposition or acquisition of any assets and properties, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination;

                        (vi) all Contracts between or among Target, on the one hand, and any shareholders of Target or any Affiliate of any shareholders of Target;

                        (vii) all Contracts that (A) limit or contain restrictions on the ability of Target to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) require Target to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

                        (viii) any collective bargaining agreement;

                        (ix) all licensing agreements; and

                        (x) all other Contracts that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to Target of more than ten thousand ($10,000) and (B) cannot be terminated within one hundred eighty (180) days after giving notice of termination without resulting in any cost or penalty to Target.

                  (b) Target has previously delivered to Acquiror a true, correct and complete copy of each written Contract listed in Section 3.18(a) of the Disclosure Schedule, (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.18(a) of the Disclosure Schedule; each such Contract constitutes the entire agreement between Target, on the one hand, and the other party(ies) to such Contract, on the other hand; no such Contract has been modified or amended in any respect; and no party has repudiated any provision of any Contract. Each Contract disclosed in Section 3.18(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and neither Target, nor, to the Knowledge of Target, any other party to such Contract is in violation of or default under any such Contract (or with notice or lapse of time or both, would be in violation of or material default under any such Contract).

                  (c) No party to any Contract has communicated to Target or Target any intention to cancel, withdraw, modify or amend such contract, agreement or arrangement whether by reason of the transactions contemplated by this Agreement or otherwise.

      3.19 Permits and/or Approvals. Target has or will have applied for all Permits and/or Approvals required for the conduct of the business of Target as presently conducted and as proposed to be conducted and for the ownership, leasing, use, development, occupancy and operation of their respective assets and properties. Each such Permit and/or Approval is valid, binding and in full force and effect, and the status of such Permit and/or Approval will not be affected by the Closing. To the Knowledge of Target, Target is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit and/or Approval.

      3.20 Affiliate Transactions. There is no Indebtedness or other amounts owing under Contracts between Target, on the one hand, and any officer, director or shareholder of Target or any Affiliate (other than Target) of any shareholder, on the other hand.

      3.21 Minute Books. The minute book of Target contains a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

      3.22 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that has been requested by the Acquiror or its counsel in connection with their due diligence review of Target.

      3.23 Environmental Matters. Target is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target at any time (collectively, "Target's Facilities;" such properties or facilities currently used, leased or occupied by Target are defined herein as "Target's Current Facilities"), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target's Facilities that may or will give rise to liability of Target under Environmental Laws. To the Knowledge of Target, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target's Current Facilities. To the Knowledge of Target, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target's Current Facilities. To the Knowledge of Target, no Target employee or other person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or, to the Knowledge of Target, threatened against Target, with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that could form the basis for assertion of a claim against Target or that could form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

      3.24 Accounts Receivable; Inventory. Subject to any allowances set forth in Target's Balance Sheet, the accounts receivable shown in the Balance Sheet, arose in the ordinary course of business; were not, as of the date of the Balance Sheet, subject to any discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of Target arising after the date of the Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any discount, contingency, claim of offset or recoupment or counterclaim, except for normal allowances consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the accounts receivable shown in the Balance Sheet. As of the date of the Balance Sheet, the inventories shown on the Balance Sheet consisted of items of a merchantable condition and of a quantity and quality suitable, usable and salable in the ordinary course of business for the purpose for which they are intended. All such inventories are valued on the Balance Sheet in accordance with GAAP and sufficient allowances have been established on the Balance Sheet, in each case in an adequate amount for slow-moving, obsolete or unusable inventories. The inventories shown in the Balance Sheet do not consist of any manufactured to customer specifications effectively rendering the Inventories saleable only to that customer.

      3.25 Customers and Suppliers. As of the date hereof, no customer that individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding the date hereof and no supplier of Target that individually accounted for more than 5% of Target's purchases during the 12-month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target or has at any time on or after the Financial Statement Date, decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to the Knowledge of Target no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

      3.26 Insurance. Target has delivered to Acquiror copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Target is a party, a named insured, or otherwise the beneficiary of coverage as of the date of this Agreement and such policies are sufficient to meet Target's existing legal and contractual obligations. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable and in full force and effect in all respects and there has been no notice of cancellation or nonrenewal of the policy received; (B) Target is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) Target and, to the Knowledge of Target, no other party to the policy has repudiated any provision thereof. Section 3.26 of the Disclosure Schedule describes all insurance policies and any self-insurance arrangements presently maintained by, or for the benefit of, Target as of the date of this Agreement.

      3.27 Disclosure. No representation or warranty made by Target in this Agreement or the exhibits or schedules hereto or certificates delivered hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

      3.28 Product Liability Claims. At no time during the five years preceding the date of this Agreement has Target or, to the Knowledge of Target, any of Target's predecessors in interest, been subject to any product liability claim relating to any of Target's products and, to the Knowledge of Target, no such claim is threatened nor does any circumstance or condition exist that Target reasonably expects to give rise to any such claim.

      3.29 Brokers; Finders. No broker, investment bank, financial advisor or other person or entity, other than Seven Hills, the fees and expenses of which will be paid by Target, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or based upon the arrangements made by or on behalf of Target. Target has provided a complete and correct copy of its agreement with Seven Hills to Acquiror or its counsel.

      3.30 Questionable Payments. Neither Target nor, to the Knowledge of Target, any director, officer or other employee, agent or representative of
Target: (i) has made any payments or provided services or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any Governmental or Regulatory Authority with respect to any aspect of the business of Target; or (ii) has made any political contributions which would not be lawful under the laws of the United States or the foreign country in which such payments were made. To the Knowledge of Target, neither Target, nor any director, officer or other employee, agent or representative of Target or any customer or supplier of any of them has been the subject of any inquiry or investigation by any Governmental or Regulatory Authority in connection with payments or benefits or other favors to or for the benefit of any governmental or armed services official, agent, representative or employee with respect to any aspect of the business of Target or with respect to any political contribution.

      3.31 Compliance with United States Customs Regulations. Target has not received any correspondence from the United States Customs Service regarding any pre-penalty notice, notice of penalty, notice of redelivery, marking notice, customs inquiry, notice of proposed rate or value advance, notice of audit or investigation by a special agent, import specialist or other United States Customs Service Official. Target has not paid and does not currently pay any buying commissions, quota charges, fees or royalties for design services, royalties or license fees or management fees.

      4. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target as follows:

      4.1 Corporate Existence of Acquiror. Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Each of Acquiror and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Acquiror and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties or the conduct of its business makes such qualification, licensing or admission necessary. Neither Acquiror nor Merger Sub is in violation of any of the provisions of their respective certificate of incorporation or bylaws.

      4.2 Authority. The execution and delivery by each of Acquiror and Merger Sub of this Agreement and the Ancillary Agreements and the performance by each of Acquiror and Merger Sub of its obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of Acquiror and Merger Sub, no other corporate action on the part of Acquiror or Merger Sub or their stockholders being necessary. This Agreement has been duly and validly executed and delivered by each of Acquiror and Merger Sub and constitutes, and upon the execution and delivery by each of Acquiror and Merger Sub of the Ancillary Agreements, such Ancillary Agreements will constitute, legal, valid and binding obligations of each of Acquiror and Merger Sub enforceable against each of Acquiror and Merger Sub in accordance with their terms. The Stock Consideration, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.

      4.3 No Conflicts. The execution and delivery by each of Acquiror and Merger Sub of this Agreement do not, and the execution and delivery by each of Acquiror and Merger Sub of the Ancillary Agreements, the performance by each of Acquiror and Merger Sub of its obligations under this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Acquiror or Merger Sub; or (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices described in Section 4.4, conflict with or result in a violation or breach of any law or Order applicable to Acquiror or Merger Sub or any of their assets and properties; except as could not reasonably be expected to have a Material Adverse Effect on the validity or enforceability of this Agreement or the Ancillary Agreements or on the ability of each of Acquiror and Merger Sub to consummate the transactions contemplated hereby or by any of the Ancillary Agreements or to perform any of their obligations hereunder or thereunder.

            4.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Acquiror or Merger Sub is required in connection with the due execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California, (ii) the filing by Acquiror of a Current Report on Form 8-K with the SEC and (iii) any filings required by the Acquiror in connection with the issuance of the Stock Consideration and the Acquiror Common Stock issuable pursuant to the Shareholder Agreements.

      4.5 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

      4.6 Legal Proceedings. There are no Orders outstanding and no Actions or Proceedings pending or, to Acquiror's Knowledge, threatened against, relating to or affecting Acquiror or Merger Sub which could reasonably be expected to delay or to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or otherwise to impair the ability of Acquiror or Merger Sub to perform their obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

      4.7 SEC Filings. As of their respective filing dates, all of the forms, reports and documents filed by Acquiror with the SEC since December 31, 2003 (together, the "Acquiror SEC Filings") complied in all material respects with the requirements of the Securities Act and the Securities and Exchange Act, as the case may be. The financial statements of the Acquiror, including the notes thereto, included in the Acquiror SEC Filings (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Forms 10-Q). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of the Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

      4.8 Compliance With Laws. Each of the Acquiror and each of its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Acquiror.

      4.9 Disclosure. No representation or warranty made by the Acquiror in this Agreement or the exhibits or schedules hereto or certificates delivered hereunder or the Acquiror SEC Filings (except to the extent corrected by a subsequent Acquiror SEC Filing), contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

      5. Target Covenants; Conduct Prior to the Effective Time. Target covenants and agrees with Acquiror and Merger Sub that, at all times from and after the date hereof until the Closing, Target will comply with all applicable covenants and provisions of this Section 5, except to the extent Acquiror and Merger Sub may otherwise consent in writing.

      5.1 Regulatory and Other Approvals. Target will (a) proceed diligently, expeditiously and in good faith as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other person required of Target to consummate the transactions contemplated hereby and by the Ancillary Agreements, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other persons as such Governmental or Regulatory Authorities or other persons may reasonably request in connection therewith, and (c) cooperate with Acquiror in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other persons required of Acquiror to consummate the transactions contemplated hereby and by the Ancillary Agreements. Target will provide prompt notification to Acquiror when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Acquiror of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

      5.2 Investigation by Acquiror. Target will (a) provide (i) Acquiror and
(ii) the Representatives of Acquiror with access during normal business hours, to all officers, employees, agents and accountants of Target and Target's assets, properties, books and records, and (b) make available to Acquiror and such other persons all such information and data concerning the business and operations of Target as Acquiror or any of such other persons reasonably may request in connection with such investigation (including such access and information as may be required for an environmental audit), except to the extent that furnishing any such information or data would violate any law, Order, Contract or Permit and/or Approval applicable to Target or by which any of its assets or properties is bound.

      5.3 Conduct of Business. Except as set forth in Section 5.3 of the Disclosure Schedule, Target will conduct its business only in the ordinary course. Without limiting the generality of the foregoing, Target will (a) preserve intact the present business organization and reputation of Target in all material respects, (b) use its commercially reasonable efforts to keep available and retain the services of all employees of Target and to encourage such employees to continue in the employment of Target, (c) maintain the assets and properties of Target in good working order and condition, subject to ordinary wear and tear, (d) use its commercially reasonable efforts to maintain the good will of key customers, suppliers and lenders and other persons with whom Target otherwise has significant business relationships, and (e) maintain Target Intellectual Property and preserve all protections thereof, including but not limited to responding appropriately and in a timely manner to any office action issued by the United States Patent and Trademark Office or to any other inquiry by any other governmental or regulatory agency or any third party regarding Target Intellectual Property.

      5.4 Certain Restrictions. Except as contemplated by this Agreement or as set forth in Section 3.6 of the Disclosure Schedule, Target will refrain from:

            (a) amending its articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

            (b) authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any option, warrant or other right with respect to the capital stock of Target, or modifying or amending any right of any holder of outstanding shares of capital stock of or options with respect to Target;

            (c) declaring, setting aside or paying any dividend or other distribution, directly or indirectly, by Target, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any option with respect to Target;

            (d) other than in the ordinary course of business, acquiring or disposing of, or incurring any Encumbrance on, any assets and properties;

            (e) transferring to any person or entity any rights to Target Intellectual Property;

            (f) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contracts or licenses that exceed ten thousand ($10,000) in the aggregate or have a term exceeding six months, except for revenue related licensing agreement and other Contracts entered into in the ordinary course of business;

            (g) (i) incurring or obtaining a draw on any Indebtedness or (ii) other than as contemplated by this Agreement, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any Indebtedness;

            (h) engaging with any person in any merger or other business combination;

            (i) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets or entering into any operating lease;

            (j) except to the extent required by applicable law, making any change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, (other than the Merger causing Target no longer to qualify as an S corporation under Section 1361 of the Code) or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

            (k) except to the extent required by applicable law, adopting, entering into or becoming bound by any Target Employee Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Target Employee Plan, employment-related Contract or collective bargaining agreement;

            (l) making any change in its fiscal year;

            (m) causing or committing the damage, destruction, or loss of (whether or not covered by insurance) any property other than dispositions of property in the ordinary course of business;

            (n) making any loan to, any director, officer, or employee, except cash advances in the ordinary course of business;

            (o) granting any increase in the base compensation of any director, or, except in the ordinary course of business, any officer or employee;

            (p) making any other change in employment terms that will be in force on the Closing Date for any director, officer, or employee;

            (q) initiating any lawsuit or similar grievance except in the ordinary course of business; or

            (r) entering into any Contract to do or engage in any of the foregoing.

      5.5 Litigation. From the date hereof through the Closing Date, Target shall promptly notify Acquiror of any investigations of which Target has knowledge or any lawsuits, claims, notices of violation or proceedings that after the date hereof are commenced or, to the Knowledge of Target, threatened, against Target.

      5.6 Insurance. From the date hereof through the Closing Date, Target shall maintain in force (including necessary renewals thereof) any insurance policies listed on Section 3.26 of the Disclosure Schedule, except to the extent that they may be replaced with policies or self-insurance determinations appropriate to insure that the assets, properties and business of Target to the same extent as currently insured.

      5.7 Exclusivity. Neither Target nor any of its Affiliates, agents, or representatives will (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Target (other than pursuant to director and employee stock options and contractual obligations disclosed in the Disclosure Schedule), or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

      5.8 Termination of 401(k) Plan. Target shall have taken all actions necessary or appropriate to terminate, effective no later than the date immediately prior to the Closing, any Target Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code, unless the Acquiror, in its sole and absolute discretion, agrees to sponsor and maintain any such plans by providing Target with written notice of such election at least three (3) days before the Closing Date. Unless the Acquiror provides such written notice, the Acquiror shall have received from Target evidence that that Target's board of directors has adopted resolutions to terminate such plans effective as of the date immediately preceding the Closing (the form and substance of which resolutions shall be subject to the review and approval of the Acquiror).

            5.9 Approval of Shareholders. Target shall promptly take all action necessary in accordance with the California Law and its Articles of Incorporation and Bylaws to obtain the written consent of the Target shareholders approving the Merger as soon as practicable. Target shall use its efforts to solicit from shareholders of Target written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

            5.10 Restricted Shares. The parties hereto acknowledge and agree that the shares of Acquiror Common Stock issuable to the Shareholders pursuant to Section 2.6 hereof shall constitute "restricted securities" within the Securities Act. The certificates of Acquiror Common Stock shall bear the legends set forth in Section 2.6(g). It is acknowledged and understood that Acquiror is relying on the written representations made by each shareholder of Target in the Shareholder Agreements.

      5.11 Fulfillment of Conditions. Target will use commercially reasonable efforts to satisfy each condition to the obligations of Acquiror contained in this Agreement and will not, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. Target shall give prompt written notice to Acquiror of any event, condition or circumstance occurring from the date hereof through the Closing Date that would cause the representations and warranties set forth in
Section 3 of this Agreement to become untrue in any material respect or that would constitute a material violation or breach of this Agreement. No disclosure pursuant to this Section 5.11 shall be deemed to amend or supplement the Disclosure Schedule, to prejudice any right of Acquiror to assert a claim for indemnity under Section 9 hereof, or to prevent or cure any misrepresentation or breach of this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.11 shall not (a) constitute an admission that such an event has occurred or (b) limit or otherwise effect any remedies or defenses available to the party giving such notice.

      6. Acquiror Covenants. Acquiror covenants and agrees that, at all times from and after the date hereof until the Closing (or as otherwise provided in this Section 6), Acquiror will comply with all covenants and provisions of this
Section 6, except to the extent Target may otherwise consent in writing.

            6.1 Regulatory and Other Approvals. Acquiror will (a) proceed diligently, expeditiously and in good faith obtain as promptly as practicable all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other person required of Acquiror and Merger Sub to consummate the transactions contemplated hereby and by the Ancillary Agreements, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other persons as such Governmental or Regulatory Authorities or other persons may reasonably request in connection therewith, and (c) provide reasonable cooperation to Target in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other persons required of Target to consummate the transactions contemplated hereby and by the Ancillary Agreements. Acquiror will provide prompt notification to Target when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Target of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

            6.2 Fulfillment of Conditions. Acquiror will use its commercially reasonable efforts to satisfy each condition to the obligations of Target contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. Acquiror shall give prompt written notice to Target of any event, condition or circumstance occurring from the date hereof through the Closing Date that would cause the representations and warranties set forth in Section 4 of this Agreement to become untrue in any material respect or that would constitute a material violation or breach of this Agreement.

            6.3 Sale of Purchaser Stock. For a period of forty-eight months after the Effective Time, with a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a party to the Shareholder Agreement to sell the Acquiror Common Stock issued pursuant to this Agreement to the public without registration, Acquiror agrees to:

            (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times so long as Acquiror remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

            (b) file with the SEC in a timely manner all reports and other documents required of Acquiror under the Securities Act and the Exchange Act;

            (c) furnish to any Shareholder, so long as such Shareholder owns any Acquiror Common Stock acquired hereunder, forthwith upon request (i) a written statement by Acquiror that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, and (ii) such other information as may be reasonably requested in availing any Shareholder of any rule or regulation of the SEC which permits the selling of any such securities without registration;

            (d) instruct its legal counsel to furnish an opinion with respect to adherence with Rule 144 if such sale of Acquiror Common Stock is in a routine transaction and the Shareholder delivers customary supporting documentation; and

            (e) remove all restrictive legends from the certificates representing shares of the Acquiror Common Stock held by non-affiliates on the two year anniversary of the Closing Date pursuant to Rule 144(k).

      7. Conditions to the Merger.

            7.1 Obligations of the Parties. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) Orders and Laws. There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending, which could reasonably be expected to have a Material Adverse Effect on the Acquiror after the Closing, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                  (c) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Target, Merger Sub and Acquiror to perform their obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated.

                  (d) Ancillary Agreement. The parties shall execute the Ancillary Agreements at or before the Closing.

                  (e) Certain Actions. In addition to and not in limitation of the parties' obligations pursuant to Section 5.1 and Section 6.1, each party shall act diligently, expeditiously and in good faith (i) to obtain any government clearances required for the consummation of the transactions contemplated by this Agreement, and (ii) to resolve any issues raised by any Governmental or Regulatory Authority, so as to consummate the Merger and the transactions contemplated by this Agreement, as promptly as practicable.

                  (f) Offer Letters. Prior to the Closing, the Acquiror and the employees of Target shall have executed the Offer Letters. The Offer Letters shall be mutually acceptable and provide for the grant of options to the employees of Target for an aggregate of 200,000 shares of Acquiror Common Stock.

      7.2 Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

                  (a) Representations and Warranties. The representations and warranties made by Target in this Agreement, disregarding (solely for purposes of this Section 7.2(a)) any additional materiality or Material Adverse Effect limitations therein, shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Material Adverse Effect on Acquiror or Merger Sub.

                  (b) Performance. Target in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Target at or before the Closing.

                  (c) Shareholder Approval. This Agreement and the Merger shall be approved by the holders of 100% of the outstanding shares of Target Common Stock.

                  (d) Officers' Certificates. Target shall have delivered to Acquiror (i) a certificate, dated the Closing Date and executed by the President of Target certifying to the satisfaction of the conditions set forth in Sections 7.2(a) and (b) and (ii) a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Target, certifying as to the truth and accuracy of, and attaching copies of the certificate or articles of incorporation, bylaws and all board resolutions adopted in connection with this Agreement and the Ancillary Agreements, of Target, in each case in a form reasonably satisfactory to Acquiror.

                  (e) Shareholder Agreements. Each of the holders of the outstanding shares of Target Common Stock shall have executed and delivered a Shareholder Agreement to Acquiror.

                  (f) Third Party Consents and Releases. The consents (or in lieu thereof waivers), including, but not limited to, any releases and/or substitutions of guarantees or letters of credit relating to intellectual property, real estate or otherwise, as listed in Section 3.4 to the Disclosure Schedule, shall have been obtained and shall be in full force and effect.

                  (g) Opinion of Counsel. Acquiror shall have received the opinion of outside counsel to Target, dated the Closing Date, substantially in the form and substance set forth in Exhibit C attached hereto.

                  (h) Financial Statements. Target shall have delivered to Acquiror a certificate, dated the Closing Date and executed by the President of Target certifying the accuracy of the Closing Balance Sheet.

                  (i) No Other Litigation. There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement;
(ii) relating to the Merger and seeking to obtain from Acquiror or any of its subsidiaries or Target, any damages or other relief that would be material to the Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of shares of Target Common Stock; or (iv) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.

                  (j) Resignations. Each of the directors of Target shall have resigned and each of the officers of Target, if requested by Acquiror, shall have resigned from such positions.

                  (k) Escrow Agreement. Target and the Shareholders' Agent shall have executed the Escrow Agreement.

                  (l) Dissenters' Rights. No shares of Target Common Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenting Shares.

                  (m) Termination of 401(k) Plan. Target shall have taken all actions necessary or appropriate to terminate, effective no later than the date immediately prior to the Closing, any Target Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code, unless the Acquiror, in its sole and absolute discretion, agrees to sponsor and maintain any such plans by providing Target with written notice of such election at least three (3) days before the Closing Date. Unless the Acquiror provides such written notice, the Acquiror shall have received from Target evidence that that Target's board of directors has adopted resolutions to terminate such plans effective as of the date immediately preceding the Closing (the form and substance of which resolutions shall be subject to the review and approval of the Acquiror).

            7.3 Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                  (a) Representations and Warranties. The representations and warranties made by Acquiror and Merger Sub in this Agreement, disregarding (solely for purposes of this Section 7.3(a)) any additional materiality or Material Adverse Effect limitations therein, shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Material Adverse Effect on Target or Merger Sub.

                  (b) Performance. Acquiror in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Acquiror and Merger Sub at or before the Closing.

                  (c) Officers' Certificates. Acquiror shall have delivered to Target (i) a certificate, dated the Closing Date and executed by a proper officer of Acquiror certifying to the satisfaction of the conditions set forth in Sections 7.2(a) and (b) and (ii) a certificate, dated the Closing Date and executed by a proper officer of Acquiror and Merger Sub, certifying as to the truth and accuracy of, and attaching copies of the articles of incorporation and bylaws of Acquiror and Merger Sub and all board resolutions adopted in connection with this Agreement and the Ancillary Agreements, of Acquiror and Merger Sub, in each case in a form reasonably satisfactory to Target.

                  (d) Escrow Agreement. Acquiror and the Escrow Agent shall have executed the Escrow Agreement.

                  (e) Offer Letters. Each of the Offer Letters shall continue in full force and effect with respect to Acquiror as of the Closing Date.

                  (f) Opinion of Counsel. Target shall have received the opinion of outside counsel to Acquiror and Merger Sub, dated the Closing Date, substantially in the form and substance set forth in Exhibit D attached hereto.

      8. Termination, Amendment and Waiver.

      8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Effective Time, by mutual written agreement of Acquiror and Target;

            (b) at any time before the Effective Time, by Target or Acquiror, in the event that any Order or law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, upon notice to the non-terminating party by the terminating party;

            (c) at any time after December 31, 2004, by Target or Acquiror, by notice to the other party if the Closing shall not have occurred on or before such date and the failure of the Closing to occur is not caused by a material breach of this Agreement by the terminating party;

            (d) at any time before the Effective Time, by Target, by notice to Acquiror, in the event of a breach of this Agreement by Acquiror which if uncured would cause one or more of the conditions to Closing set forth in
Section 7.3 not to be satisfied and which remains uncured for ten (10) days after notice thereof is given to Acquiror by Target; or

            (e) at any time before the Closing, by Acquiror, by notice to Target, in the event of a breach of this Agreement by Target which if uncured would cause one or more of the conditions to Closing set forth in Section 7.2 not to be satisfied and which remains uncured for ten (10) days after notice thereof is given to Target by Acquiror.

      8.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Target, Merger Sub or Acquiror (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to fees and expenses in Section 11.3 and confidentiality in Section 11.5 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) Target will remain liable to Acquiror for any willful breach of Section 5.11 of this Agreement by Target existing at the time of such termination, and Acquiror will remain liable to Target or any willful breach of Section 6.3 of this Agreement by Acquiror existing at the time of such termination, and either party may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

      9. Escrow and Indemnification. The rights and obligations of the parties under this Agreement shall be subject to the following terms and conditions:

      9.1 Survival of Representations and Warranties; Indemnification Period. Notwithstanding any right of Acquiror to fully to investigate the business of Target, and notwithstanding any facts determinable by Acquiror pursuant to such investigation or right of investigation, the representations and warranties of Target, Acquiror and Merger Sub contained in this Agreement and in any certificates delivered pursuant to Section 7.2(d) and 7.3(c) shall survive the Closing for a period of one year from the Closing Date (the "Escrow Termination Date"). Subsequent to the Closing Date, the provisions of this Section 9 shall be the sole and exclusive remedy against the Principal Shareholders and the other Shareholders for the breach of this Agreement and the certificates delivered pursuant to Section 7.2(d). The Principal Shareholders, the other Shareholders and Acquiror shall not have any liability whatsoever with respect to any breach of such representations, warranties, agreements or covenants after the Escrow Termination Date, except for claims then pending or theretofore asserted in writing by any party and delivered to the other party in accordance with the terms and conditions of this

Agreement and the Escrow Agreement. Notwithstanding the foregoing, Acquiror shall not be limited in any manner from exercising any remedy at law or in equity to which it may be entitled as a result of fraud by Target or any of its Affiliates in connection with the transactions contemplated hereby. All post-closing covenants and agreements shall continue indefinitely unless otherwise provided for herein. Acquiror Losses in each case shall be net of the amount of any insurance proceeds and indemnity contribution recovered by the Acquiror Indemnified Parties.

      9.2 Indemnification by Target. Subject to the provisions and limitations contained in this Section 9, from and after the Closing, Principal Shareholders hereby agree to indemnify, defend and hold harmless Acquiror, its Affiliates and Merger Sub (collectively, the "Acquiror Indemnified Parties") from and against any and all Losses, Actions, Proceedings, claims and Liabilities, including, without limitation, reasonable out of pocket expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding, including proceedings between the parties hereto (collectively "Acquiror Losses") which the Acquiror Indemnified Parties may at any time sustain or incur, which are occasioned by, caused by or arise out of any inaccuracy in or breach of any of the representations and warranties of Target in this Agreement, or any breach of any covenants or other agreements made by Target in this Agreement to the extent not waived in writing by Acquiror. For the purposes of this Section 9, references to the terms "material" and "materially" and Material Adverse Effect limitations shall be ignored for the purposes of determining if there was a breach or inaccuracy of the representations and warranties. Principal Shareholders shall not have any right of contribution from Target with respect to any Acquiror Losses claimed by any Acquiror Indemnified Parties after the Closing.

      9.3 Limitation of Target' Liability. The liability of the Principal Shareholders under Section 9.2 shall be limited as follows:

                  (a) The maximum amount payable by the Principal Shareholders in respect of all claims for indemnification under this Agreement will not exceed the Escrow Amount.

                  (b) The Escrow Funds shall be the sole source of recovery for the Acquiror Indemnified Parties for all claims under this Agreement, excluding claims for fraud.

                  (c) Any and all claims for indemnification under this Section must be made prior to the Escrow Termination Date.

                  (d) No amounts shall be withdrawn from the Escrow Funds and no indemnification shall be owed to the Acquiror unless and until the aggregate amount of Acquiror Losses exceeds One Hundred Thousand Dollars ($100,000). Once this threshold is reached all Acquiror Losses from the first dollar shall be subject to the indemnity and withdrawal from Escrow Funds subject to the limitations set forth herein.

      9.4 Escrow Period. Subject to the following requirements, the Escrow Funds shall remain in existence from the Closing Date until the Escrow Termination Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Agent shall deliver to the

Principal Shareholders the remaining Escrow Funds; provided, however that the amount of Escrow Funds, which, in the reasonable judgment of Acquiror, subject to the objection of the Shareholders' Agent and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims for Acquiror Losses delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Funds shall remain in existence) until such unsatisfied claims for Acquiror Losses have been resolved. As soon as such claims for Acquiror Losses have been resolved, the Escrow Agent shall deliver to the Principal Shareholders the reserved Escrow Funds and all property remaining in the Escrow Funds and not required to satisfy such claims. Delivery of the Escrow Funds to the Principal Shareholders pursuant to this Section 9.4 shall be made in proportion to their respective original contributions to the Escrow Funds.

      9.5 Defense of Third Party Claims.

                  (a) The indemnified party seeking indemnification under this Agreement shall promptly notify the indemnifying party of the assertion of any Claim, Actions and/or Proceedings, or the commencement of any Action and/or Proceeding by any Third Party, in respect of which indemnity may be sought hereunder and will give the indemnifying party such information with respect thereto as the indemnifying party may reasonably request, but failure to give such notice shall not relieve the indemnifying party of any liability hereunder (except to the extent that the indemnifying party has suffered actual prejudice by such failure).

                  (b) The indemnifying party or the indemnified party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Claim, Action, and/or Proceeding by a Third Party in respect of which indemnity may be sought hereunder (a "Third-Party Claim"), that the other is defending, as provided in this Agreement.

                  (c) The indemnified party shall have the sole and exclusive right to settle any Third-Party Claim, with the consent of the indemnifying party, which shall not be unreasonably withheld or delayed, on such terms and conditions as it deems reasonably appropriate, provided that no settlement of any such claim will alone be determinative of the amount of any indemnity hereunder.

      9.6 Shareholders' Agent. The Shareholders' Agent shall be hereby appointed as the representative of the Principal Shareholders and as the attorney-in-fact and agent for and on behalf of the Principal Shareholders with respect to the execution of the Escrow Agreement, any claims by any Acquiror Indemnified Party against the Escrow Funds under this Section 9 and any amendments to the Escrow Agreement. The Shareholders' Agent hereby accepts such appointment. The Shareholders' Agent will take any and all actions and make any decisions required or permitted to be taken by the Shareholders' Agent under the Escrow Agreement and this Agreement, including the exercise of the power to (1) agree to, negotiate, enter into settlements and compromises of, commence any suit, action or proceeding, and comply with orders of courts with respect to, claims for indemnification, (2) litigate, resolve, settle or compromise any contested claim, and (3) take all actions necessary in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. The Shareholders' Agent will have authority and power to act on behalf of each Principal Shareholder with respect to the disposition, settlement or other handling of all claims against the Escrow Funds under this Section 9 and all related rights or obligations of the Principal Shareholder arising under this Section 9. The Shareholders' Agent will also have authority and power to act on behalf of Principal Shareholders with respect to any amendments to the Escrow Agreement.

                  (a) A decision, act, consent or instruction of the Shareholders' Agent hereunder shall constitute a decision, act, consent or instruction of the Principal Shareholders and shall be final, binding and conclusive upon each of the Principal Shareholders, and the Escrow Agent and Acquiror may rely upon any such decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each Principal Shareholder. The Escrow Agent and Acquiror shall be relieved from any liability to any other party for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

                  (b) The Shareholders' Agent will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Shareholders' Agent to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement or the Escrow Agreement, the Shareholders' Agent may rely on the advice of outside counsel, and the Shareholders' Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholders' Agent based on such advice. Except as expressly provided herein, the Shareholders' Agent will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to such Shareholders' Agent.

                  (c) Each Principal Shareholder shall severally but not jointly indemnify the Shareholders' Agent and hold the Shareholders' Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct, to the extent permitted by applicable law, on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of the Shareholders' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders' Agent.

                  (d) At any time during the term of the Escrow Agreement, Principal Shareholders may, by written consent, appoint a new representative as the Shareholders' Agent. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of the Principal Shareholders must be delivered to Acquiror and the Escrow Agent not less than ten (10) calendar days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Acquiror and the Escrow Agent.

                  (e) In the event that the Shareholders' Agent becomes unable or unwilling to continue in her or its capacity as Shareholders' Agent, or if the Shareholders' Agent resigns as a Shareholders' Agent, Principal Shareholders may, by written consent, appoint a new representative as the Shareholders' Agent. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Principal Shareholders must be delivered to Acquiror and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Acquiror and the Escrow Agent.

      10. Tax Matters

      10.1 Section 338 Election.

                  (a) Upon the written request of Acquiror to be made within 60 days of the Closing Date (i) Target and the Shareholder's Agent, on behalf of each Shareholder under the special power of attorney provided for in the Shareholder Agreements shall join with Acquiror in making a timely election under Section 338(h)(10) of the Code and any corresponding elections under state and local tax laws (collectively, the "Election") with respect to the Merger and
(ii) Target and the Shareholders' Agent shall cooperate with Acquiror to take all actions necessary and appropriate (including executing and filing Form 8023 and such other forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with Section 338(h)(10) of the Code or any successor provisions (and all corresponding state and local tax laws). Acquiror will indemnify each Shareholder for any Taxes that may be imposed upon such Shareholder attributable to making the Election to the extent that such Taxes (i) exceed the Taxes that such Shareholder would have owed in respect of the disposition of such Shareholder's Target Common Stock in the Merger had the Election not been made, and (ii) arise from an adjustment to such Shareholder's Taxes by the IRS or other taxing authority (including any Taxes, determined on a grossed-up basis, incurred as a result of receipt of an indemnification payment made pursuant to this sentence).

                  (b) In connection with the Election, Acquiror shall provide to Target a schedule, which shall be subject to approval by Target (not to be unreasonably delayed or withheld) and which sets forth the allocation (the "Acquisition Allocation Schedule") of the Merger Consideration among the assets of Target. Such allocation shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury Regulations, provided that the allocation will allocate to Target assets that would give rise to ordinary income (rather than capital gain) upon the deemed disposition of Target's assets in connection with the Election, amounts not in excess of the adjusted tax basis of such ordinary income assets. The parties hereto shall take no position inconsistent with the Acquisition Allocation Schedule.

      10.2 Returns; Indemnification; Liability for Taxes.

            (a) The Shareholders' Agent shall cause Target to prepare and file on a timely basis all Tax Returns with respect to Target for all taxable periods ending on or before the Closing Date ("Target Tax Returns") and shall cause the Shareholders to pay directly all Taxes payable with respect to such Target Tax Returns, other than Taxes attributable to the Election as described below. The Principal Shareholders shall indemnify and hold Acquiror harmless against and from (i) all Taxes of Target for all taxable years or periods which end on or before the Closing Date (excluding Taxes attributable to the Election which shall be the responsibility of Target and Acquiror as provided in Section 10.2(b); (ii) all Taxes for all taxable years or periods of all members or subsidiaries of any affiliated, unitary or combined group of which

Target is or has been a member prior to the Closing Date; and (iii) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period") all Taxes of Target attributable to the portion of the Straddle Period prior to and including the Closing Date (the "Pre-Closing Period") other than Taxes attributable to the Election. For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis.

            (b) Shareholders' Agent shall provide Acquiror with a copy of Target's final California S corporation return Form 100S (the "100S Return") no later than thirty days prior to filing of the 100S Return. The 100S Return shall not be filed until Acquiror provides its written consent to the proposed calculation of the California 1.5% corporate income tax (the "CA Corp. Tax) shown as payable on the 100S Return, which consent shall not be unreasonably withheld or delayed. Within five days prior to the Shareholders' Agent's filing of the Target Tax Returns described in Section 10.2(a), Acquiror shall pay to Shareholders' Agent the Taxes attributable to the Election, including the CA Corp. Tax. For clarification purposes, the additional CA Corp. Tax payable as a result of the Election shall be an amount equal to the difference between (x) the aggregate amount of CA Corp. Tax payable by Target with the Election in effect (including any additional CA Corp. Tax resulting from receipt of the payment described herein) and (y) the aggregate amount of CA Corp. Tax which Target would have been required to pay with respect to such 100S Return without the Election. If there is any adjustment to the additional CA Corp. Tax attributable to the Election that is payable with respect to the 100S Return as a result of any California income tax audit, Acquiror shall pay any increased additional CA Corp. Tax payable as a result of such adjustment and shall receive a refund of any decreased additional CA Corp. Tax payable as a result of such adjustment.

            (c) Acquiror shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of Target relating to periods ending after the Closing Date and shall pay, and shall indemnify and hold Target and the Shareholders harmless against and from (i) all Taxes of Target for any taxable year or period commencing after the Closing Date; and (ii) all Taxes of Target for any Straddle Period (other than Taxes, excluding Taxes attributable to the Election, attributable to the Pre-Closing Period which if paid by Acquiror pursuant to this Section 10.2(b)) shall be promptly reimbursed by Target).

      10.3 Refunds and Credits.

            (a) All refunds or credits of Taxes for or attributable to taxable years or periods of Target ending on or before the Closing Date (or the Pre-Closing Period, in the case of a Straddle Period) which are not reflected on the Closing Balance Sheet shall be for the account of Target; all other refunds or credits of Taxes, for or attributable to Target shall be for the account of Acquiror. Following the Closing, Acquiror shall cause Target to forward to the Shareholders any such refunds or credits due Target pursuant to this section after receipt or realization thereof by Acquiror, and Target shall promptly forward (or cause to be forwarded) to Acquiror any refunds or credits due to Acquiror pursuant to this section after receipt or realization thereof by Target, in each case in accordance with the provisions of subsection (b) below.

            (b) Any payments of refunds or credits for Taxes required to be paid under this Agreement shall be made within 20 Business Days of the receipt of any refund or realization of any credit, as the case may be. Any payments not made within such time period shall be subject to an interest charge of 6% per annum.

      10.4 Conduct of Audits and Other Procedural Matters. Each of Acquiror and Shareholders' Agent shall, at its own expense, control any audit or examination by any taxing authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("Tax Proceedings") for any taxable period for which that party is charged with payment or indemnification responsibility under this Agreement. Each party shall promptly forward to the other in accordance with Section 11.1 all written notifications and other written communications, including if available the original envelope showing any postmark, from any taxing authority received by such party or its Affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its Affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party and shall not enter into any closing agreement or final settlement with any taxing authority with respect to any such liability without the written consent of the indemnified parties, which consent shall not be unreasonably withheld, unless such settlement would be reasonable in the case of a Person that owned Target both before and after the Closing Date. In the case of any Tax Proceedings relating to any Straddle Period, Acquiror shall control such Tax Proceedings and shall consult in good faith with Target as to the conduct of such Tax Proceedings and not settle any Tax Proceedings on terms that would result in the Shareholders having an obligation to indemnify for Taxes without the prior consent of the Shareholders' Agent, which will not be unreasonably withheld. Each party shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Tax Proceedings which the requesting party controls. The failure by a party to provide timely notice under this subsection shall relieve the other party from its obligations under this Section 10 with respect to the subject matter of any notification not timely forwarded, to the extent the other party has suffered a Loss or other economic detriment because of such failure to provide notification in a timely fashion.

      10.5 Assistance and Cooperation. After the Closing Date, each of Target and Acquiror shall (and cause their respective Affiliates to):

                  (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with
Section 10.2.

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                  (ii) cooperate fully in preparing for any audits of, or
disputes with taxing authorities regarding, any Tax Returns of Target;

                  (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Target;

                  (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of Target for taxable periods for which the other may have a liability under this Section 10; and

                  (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit with respect to any taxable period for which the other may have a liability under this
Section 10.

      10.6 FIRPTA Certificate. At or prior to the Closing, Target shall provide Acquiror with a certificate described in Treas. Reg. Section 1.1445-2(b)(2) to the effect that, as contemplated by such certificate, Target is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

      11. General Provisions.

      11.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

      If to Acquiror or Merger Sub, to:

      PACKETEER, INC.
      10201 N. De Anza Boulevard
      Cupertino, California 95014
      Facsimile No.: (408) 873-4410
      Attn:  Chief Financial Officer

      with a copy to:

      Gray Cary Ware & Freidenrich LLP
      2000 University Avenue
      East Palo Alto, CA  94303-2248

      Facsimile No.: 650-833-2001
      Attn:  Peter Astiz, Esq.

      If to Target, to:

      MENTAT INC.
      1145 Gayley Avenue, Suite 315

      Los Angeles, California  90024
      Attn:  Kay Guyer
      Facsimile No.: (310) 208-3724

      With a copy to:

      Heller Ehrman White & McAuliffe LLP
      2775 Sand Hill Road
      Menlo Park, CA  94025

      Facsimile No.: 650-324-0638
      Attn:  Elias J. Blawie, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 11.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 11.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 11.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 11.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      11.2 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

      11.3 Expenses. Except as otherwise expressly provided in this Agreement whether or not the transactions contemplated hereby are consummated, Acquiror will pay its own costs and expenses (including all legal and accounting fees and expenses), and the Target will pay its costs and expenses, the costs and expenses of the Shareholders' Agent (including all legal and accounting fees and expenses), incurred in connection with the negotiation, execution and closing of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (including regulatory filings and proceedings).

      11.4 Public Announcements. At all times at or before the Closing, Target, Merger Sub and Acquiror will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other persons to whom Target sells goods or provides services or with whom Target otherwise has significant business relationships with respect to this Agreement, or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.

      11.5 Confidentiality. Each party hereto will hold, and will cause its Affiliates, and their respective Representatives, to hold in strict confidence from any person (other than any such Affiliate), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder (but only to the extent such party uses reasonable efforts to seek judicial protection from the public disclosure of such information), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (c) later acquired by the receiving party from another source if such source is under no obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Acquiror's use of documents and information concerning Target furnished by Target hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, and their respective Representatives to, promptly (and in no event later than three (3) business days after such request) destroy or redeliver or cause to be destroyed or redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby as well as all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

      11.6 Further Assurances; Post-Closing Cooperation.

            (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary to fulfill its obligations under this Agreement and the Ancillary Agreements to which it is a party and to vest to Acquiror full title to all properties, assets, rights, approvals, immunities and franchises of Target.

            (b) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the business or condition of Target and such information, documents or records are in the possession or control of another party, such other party agrees to use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Target in accordance with this paragraph shall be held confidential by Target in accordance with Section 11.5.

            (c) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this section shall be subject to applicable rules relating to discovery.

      11.7 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party against whom such waiver is asserted. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

      11.8 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Acquiror, Merger Sub, Target and Shareholders' Agent.

      11.9 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person other than (i) any person entitled to indemnity under Section 9 or (ii) any Shareholder entitled to the benefits and rights provided under Section 2.6, 2.7, 6.3, 9, 10 and 11.

      11.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the each of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in economic and legal effect to such illegal, invalid or unenforceable provision as may be possible.

      11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within

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

the County of Santa Clara in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

      11.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      11.14 Construction. The parties hereby acknowledge and agree that the drafting of this Agreement has been a collaborative effort and that no party shall be deemed to be the sole or primary drafter. Any rule or provision of law which provides that a contract or agreement is to be construed against the author of the contract or agreement shall not apply to this Agreement, the Ancillary Agreements or the documents attached hereto as exhibits or schedules hereto or thereto.

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

      IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and Principal Shareholders have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

MENTAT INC.

By: /s/ Kay A Guyer
    -----------------------------------
    Kay A. Guyer
    President

PACKETEER, INC.

By: /s/ David Yntema
    -----------------------------------
    David Yntema
    Chief Financial Officer

P ACQUISITION CORPORATION

By: /s/ David Yntema
    -----------------------------------
    David Yntema
    President

PRINCIPAL SHAREHOLDERS

/s/ Kay A Guyer
---------------------------------------
Kay A. Guyer

/s/ Jerome D. Toporek
---------------------------------------
Jerome D. Toporek

             SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION